Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SeraCare Life Sciences, Inc.:

We consent to the use of our report dated December 10, 2004, except as to the fifth paragraph of note 5, which is as of December 14, 2004, with respect to the balance sheets of SeraCare Life Sciences, Inc. as of September 30, 2004 and 2003, and the related statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

San Diego, California

February 23, 2005